Exhibit 99.1

Forgent Meets NASDAQ Global Markets Listing Requirements
Stock Trades in High Volumes

AUSTIN, Texas, January 3, 2007 — Forgent™ Networks (NASDAQ: FORG) was notified on December 29, 2006 by NASDAQ that the company has regained bid price compliance after maintaining a share price in excess of $1.00 for ten consecutive trading days.  Due to its compliance with NASDAQ Marketplace Rule 4450 (a) (5), Forgent no longer faces a potential delisting from the NASDAQ Global Market Exchange.

“We are pleased that the market is recognizing the value of Forgent and that the situation has corrected itself well within the timeframe allowed by NASDAQ,” commented Richard Snyder.

About Forgent

Forgent™ Networks (NASDAQ: FORG) develops and licenses intellectual property and provides scheduling and asset management software to a wide variety of organizations.  Forgent’s intellectual property licensing program is related to communication technologies developed from its patent portfolio.  Forgent’s software division, NetSimplicity, develops software that simplifies day-to-day office administration tasks. The products are specifically designed for the management and scheduling of rooms, equipment, assets and resources. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties, and actual results in future periods may differ materially from those currently expected. Some of the factors that could cause actual results to differ materially include changes in the general economy or in our industry, rapid changes in technology; sales cycle and product implementations; risks associated with transitioning to a new business model and the subsequent limited operating history; the possibility of new entrants into our software markets, the possibility that the market for the sale of certain software and services may not develop as expected; or that development of these software and services may not proceed as planned; the risks associated with the company’s license program, and including risks of litigation involving intellectual property, patents and trademarks.  Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.

Investor contact: Jay Peterson	Media contact: Lauren Peters
512.437.2476	512.794.8600
jay_peterson@forgent.com	lauren@petersgrouppr.com